UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Whitney Holding Corporation

(Name of Registrant as Specified In Its Charter)

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March 17, 2008
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To our Shareholders:
     Whitney Holding Corporation (the Company) will hold its Annual Meeting of Shareholders on Wednesday, April 23, 2008, at 10:30 a.m. at the Pan-American Life Center Auditorium, 601 Poydras Street, 11th Floor, New Orleans, Louisiana, for the following purposes:
1.	to elect three directors to serve until the 2013 annual meeting;

2.	to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2008; and

3.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
     Only shareholders of record at the close of business on February 29, 2008 are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors, /s/ Joseph S. Schwertz, Jr. JOSEPH S. SCHWERTZ, JR. Corporate Secretary

228 St. Charles Avenue, New Orleans, Louisiana 70130

YOUR VOTE IS IMPORTANT
     Whether or not you expect to attend the meeting, your vote is important. If voting by mail, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may also vote toll free over the telephone or through the Internet. You may later revoke your proxy and vote in person.

PROXY STATEMENT
FOR
ANNUAL MEETING TO BE HELD ON APRIL 23, 2008
     We are providing these proxy materials in connection with the solicitation by the Board of Directors (the Board) of Whitney Holding Corporation (the Company) of proxies to be voted at the Company’s Annual Meeting of Shareholders (the annual meeting) to be held on April 23, 2008, and at any adjournments or postponements of the annual meeting. We will begin mailing this proxy statement, the Summary Annual Report, the annual report on Form 10-K, the Notice Regarding the Availability of Proxy Materials and the proxy card to shareholders on or about March 17, 2008 and will bear the cost of soliciting proxies. Directors, officers and regular employees of the Company and its banking subsidiary, Whitney National Bank (the Bank), may solicit proxies by mail, telephone, facsimile machine or personal interview and will not receive additional compensation. The Company has retained Morrow & Co., LLC. at an approximate fee of $5,500 plus associated costs and expenses, to assist in the solicitation of proxies.
INFORMATION ABOUT THE MEETING AND VOTING
Where and when is the annual meeting?
     We will hold the annual meeting on April 23, 2008 at 10:30 a.m. at the Pan-American Life Center Auditorium, 601 Poydras Street, 11th Floor, New Orleans, Louisiana.
Who may vote at the annual meeting?
     The Board set February 29, 2008 as the record date for the meeting. If you owned Company common stock at the close of business on February 29, 2008, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:
•	held directly in your name with our transfer agent, American Stock Transfer & Trust Company, as a “shareholder of record;”

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	credited to your Whitney National Bank employee account in the Bank’s Savings Plus 401(k) Plan (the 401(k) plan).
How many shares must be present to hold the annual meeting?
     A majority of the Company’s outstanding shares of common stock as of the record date must be present at the meeting to hold the meeting and conduct business. This is called a quorum. On the record date, there were 64,753,309 shares of Company common stock outstanding. Your shares are counted as present at the meeting if you:
•	properly vote by Internet or telephone or submit a proxy card prior to the meeting; or

•	are present and vote in person at the meeting.
What proposals will be voted on at the annual meeting?
     There are two proposals scheduled to be voted on at the meeting:
1.	Election of three directors to serve until the 2013 annual meeting; and

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2008.

How many votes are required to approve these proposals?
     Directors will be elected (Proposal No. 1) by a plurality of the votes cast at the meeting. This means that the three nominees who receive the largest number of “FOR” votes will be elected as directors. The ratification of selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2008 (Proposal No. 2) will be approved by a majority of the votes actually cast on that proposal.
How are votes counted?
     You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors (Proposal No. 1). If you withhold authority to vote with respect to any nominee, your shares will count for the purpose of establishing a quorum, but will have no effect on the election of that nominee.
     You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the selection of PricewaterhouseCoopers LLP (Proposal No. 2). If, with respect to this proposal, you mark “abstain” on your proxy or attend the meeting and abstain from voting, your shares will count for the purpose of establishing a quorum, but will not count as a vote cast and, therefore, will not affect the outcome of the proposal. Similarly, broker nonvotes will count for the purpose of establishing a quorum, but will not count as a vote cast and will not affect the outcome of the proposal.
     If you just sign and submit your proxy card without voting instructions, the proxies will vote your shares “FOR” each director nominee (Proposal No. 1), and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (Proposal No. 2).
How does the Board recommend that I vote?
     The Board of Directors recommends that you vote “FOR” each of the nominees and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.
How do I vote my shares without attending the annual meeting?
     Whether you hold shares in your own name, in street name, or through the 401(k) plan, you may direct your vote without attending the annual meeting. If you are a shareholder of record or hold shares through the 401(k) plan, you may vote by granting a proxy, as follows:
•	By Internet or Telephone — You may submit your proxy by following the instructions on the proxy card. Shareholders of record who are also participants in the 401(k) plan will receive two proxy cards. If you vote using the Internet or telephone, you do not need to return your proxy card (or cards, if you are both a record shareholder and a participant in the 401(k) plan). We have designed telephone and Internet voting procedures that authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly recorded. The deadline for telephone and Internet voting is 11:59 p.m. Eastern Time on April 22, 2008.

•	By Mail — You may vote by mail by signing and dating your proxy card (or cards, if you are both a record shareholder and a participant in the 401(k) plan) and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. The Corporate Secretary must receive your proxy card by 10:30 a.m. on April 23, 2008 in order for your shares to be voted.
     For shares held in street name, you should follow the voting directions your broker or nominee provides. You can complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

How do I vote my shares in person at the annual meeting?
     If you choose to vote at the annual meeting:
•	if you are a registered shareholder of record or hold shares in the 401(k) plan, you should bring the enclosed proxy card and proof of identity; or

•	if you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity.
     At the appropriate time during the meeting, we will ask the shareholders present whether anyone wishes to vote in person. You should raise your hand to receive a ballot to record your vote.
     Even if you plan to attend the meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to attend the meeting.
What does it mean if I receive more than one proxy card?
     It means you hold shares registered in more than one name or hold shares through the 401(k) plan in addition to other shares. To ensure that all your shares are voted, sign and return each proxy card, or if you vote by telephone or Internet, vote once for each proxy card you receive.
May I change my vote?
     Yes. Whether you have voted by mail, telephone or the Internet, you may change your vote and revoke your proxy by:
•	voting by telephone or the Internet at a later time;

•	submitting a properly signed proxy card with a later date;

•	voting in person at the meeting subject to proof of identity; or

•	delivering written notice that you wish to revoke your proxy to Joseph S. Schwertz, Jr., Corporate Secretary, at or before the meeting. Mr. Schwertz’s office is located in Suite 626, 228 St. Charles Avenue, New Orleans, LA 70130.
Is the annual meeting location accessible to people with disabilities?
     Yes. The Pan-American Life Center Auditorium, in which the meeting will be held, offers access for people using wheelchairs.
How do I get additional copies of SEC filings?
     Copies of the Company’s financial reports, including its reports to the Securities and Exchange Commission (the SEC) on Forms 10-K and 10-Q, with financial statements and financial statement schedules but without exhibits, are available without cost by sending your written request to: Mrs. Shirley N. Fremin, Manager, Shareholder Services, Whitney Holding Corporation, P. O. Box 61260, New Orleans, LA 70161, (504) 586-3627 or by calling toll free (800) 347-7272, ext. 3627, or by sending an E-mail to the following address: investor.relations@whitneybank.com. Copies, including exhibits, can also be obtained free of charge by clicking on “Investor Relations,” under “SEC Filings” on our website at www.whitneybank.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to the address furnished above. We will furnish the copy upon payment of a fee.

VOTING SECURITIES AND PRINCIPAL HOLDERS
     Only shareholders of record as of the close of business on February 29, 2008 are entitled to notice of, and to vote at, the annual meeting. On that date, 64,753,309 shares of common stock, our only class of authorized stock, were outstanding. Each share is entitled to one vote. As of February 14, 2008, the entity named below was, to our knowledge, the only beneficial owner of more than 5% of our outstanding common stock, as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

Name and Address	Shares Beneficially	Percent of
of Beneficial Owner	Owned	Class

Barclays Global Investors, N.A. (1) 45 Fremont Street San Francisco, CA 94105	3,610,703	5.58%

(1)	Information is based on filings made on Schedule 13G, filed February 5, 2008 with the SEC by Barclays Global Investors, N.A., Barclays Global Fund Advisors and certain related entities. They reported voting and dispositive power as of December 31, 2007 as follows: (a) Barclays Global Investors, N.A. reported sole voting power as to 984,566 shares, sole dispositive power as to 1,196,848 shares and beneficial ownership of 1,196,848 shares; (b) Barclays Global Fund Advisors reported sole voting power as to 1,781,227 shares, sole dispositive power as to 2,344,589 shares and beneficial ownership of 2,344,589 shares; and (c) Barclays Global Investors, Ltd. reported sole voting power as to 69,266 shares, sole dispositive power as to 69,266 shares and beneficial ownership of 69,266 shares. The shares reported are held by the Barclays entities in trust accounts for the economic benefit of the beneficiaries of those accounts. They disclaim the existence of a group.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
     The Company’s articles of incorporation provide for a Board of Directors of five to 25 persons, divided into five classes serving staggered five-year terms. By Board resolution, the number of directors has been set at 12, to be effective as of the annual meeting. Three directors will be elected at this year’s annual meeting. Mr. Hope was appointed in May 2007 to fill a vacancy on an expanded Board, and pursuant to the Company’s articles of incorporation, must stand for election by the shareholders at this annual meeting for a term expiring at the Company’s 2013 annual meeting. Messrs. Milling and Westfeldt, who were elected at prior shareholders’ meetings, are nominated to serve for terms expiring at the Company’s 2013 annual meeting. The Nominating and Corporate Governance Committee (the Nominating Committee) met in January 2008 to evaluate the nominees standing for election. Based on the Nominating Committee’s evaluation and with their recommendation, the Board approved the inclusion of the nominees on the Company’s proxy card and recommends that shareholders vote “FOR” all three nominees.
     Directors are elected by a plurality of the votes cast in accordance with the Louisiana Business Corporation Law. We disregard abstentions and broker nonvotes in the election of directors. We expect that each nominee will be available for election. If a nominee is unavailable, the proxies will cast your vote for any substitute nominee the Nominating Committee and the Board recommend.
     The following table sets forth information we obtained from the nominees and other directors about (a) their principal occupations for the last five years and (b) directorships they hold with other public companies.

THE BOARD OF DIRECTORS
Directors with Terms Expiring in 2008 and Nominated for Terms Expiring in 2013

John C. Hope, III, 59	Chairman of the Board and Chief Executive Officer (since March 2008), President (since March 2007), Chief Operating Officer (March 2007 to March 2008) of the Company and the Bank; Executive Vice President of the Company since 1994 and the Bank since 1998; Director, Energy South, Inc.; Whitney director since 2007.

R. King Milling, 67	Vice Chairman of the Company and the Bank (since March 2007); President of the Company and the Bank (1984 to March 2007); Whitney director since 1978.

Thomas D. Westfeldt, 56	President, Westfeldt Brothers, Inc. (green coffee importing firm) (since 1994); Whitney director since 2002.
Directors with Terms Expiring in 2009

Joel B. Bullard, Jr., 57	President, Joe Bullard Automotive Companies (since 1980); Whitney director since 1994.

Angus R. Cooper II, 65	Chairman and Chief Executive Officer, Cooper/T. Smith Corp. (shipping service company) (since 1979); Whitney director since 1994.
Directors with Terms Expiring in 2010

Eric J. Nickelsen, 63	Real estate developer and part owner, John S. Carr & Company, Inc. (since 1998); Whitney director since 2000.

Kathryn M. Sullivan, 51	Chief Financial Officer and Senior Vice President, Blue Cross and Blue Shield Association (since 2004); Former President and Chief Executive Officer (1999 to 2004), Blue Cross and Blue Shield of Louisiana; Whitney director since 2003.
Directors with Terms Expiring in 2011

William A. Hines, 71	Chairman of the Board, Nassau Holding, LLC (holding company of entities in the oil field service industry) (since 1978); Whitney director since 1986.

Alfred S. Lippman, 69	Co-Manager, Lippman, Mahfouz, Tranchina & Thorguson, LLC, Attorneys at Law (since 2001); Whitney director since 1996.
Directors with Terms Expiring in 2012

Richard B. Crowell, 69	Attorney, Crowell & Owens (since 1970); Director, CLECO Corporation; Whitney director since 1983.

Michael L. Lomax, 60	President and Chief Executive Officer, United Negro College Fund (since 2004); Former President, Dillard University (1997 to 2004); Whitney director since 2002.

Dean E. Taylor, 59	Chairman (since 2003), President (since 2001), Chief Executive Officer (since 2002), Tidewater, Inc. (marine offshore supply) (since 2003); Whitney director since 2002.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT
     The following table sets forth beneficial ownership of the Company’s outstanding stock as of February 29, 2008, including shares held in the 401(k) plan by the named executive officers.

	Current	Shares	Stock Units
	Beneficial	Subject	Held under		Percent
	Holdings	to Options	Deferral Plans(1)	Total(2)	of Class
Directors
Joel B. Bullard, Jr. (3)	36,858	36,000	17,797	72,858	*
Angus R. Cooper II	556,045	36,000	—	592,045	*
Richard B. Crowell (4)	426,721	9,000	—	435,721	*
William A. Hines(5)	294,173	18,000	—	312,173	*
John C. Hope, III (6)	160,171	182,495	—	342,666	*
Alfred S. Lippman (7)	111,438	36,000	2,249	147,438	*
Michael L. Lomax	268	27,000	2,237	27,268	*
William L. Marks (8)	608,443	173,000	—	781,443	1.20%
R. King Milling (9)	283,715	58,259	—	341,974	*
Eric J. Nickelsen (10)	72,337	29,250	21,566	101,587	*
John G. Phillips (11)	13,832	31,500	—	45,332	*
Kathryn M. Sullivan(12)	3,732	18,000	—	21,732	*
Dean E. Taylor (13)	9,792	18,000	8,507	27,792	*
Thomas D. Westfeldt	18,012	27,000	—	45,012	*

Executive Officers
Robert C. Baird, Jr. (14)	108,261	164,495	—	272,756	*
Thomas L. Callicutt, Jr. (15)	38,128	110,998	—	149,126	*
All 23 directors and executive officers of the Company as a group				4,420,043	11.15%

*	Less than 1% of the outstanding common stock.

(1)	Shares and stock units held in the Company’s deferral plans are not included in the “Total” column.

(2)	Ownership shown includes direct and indirect ownership and, unless otherwise noted and subject to community property laws where applicable, each shareholder has sole investment and voting power with respect to reported holdings. The Bank serves as trustee of the Whitney National Bank Retirement Trust, which held 37,175 shares as of February 29, 2008. An executive officer of the Company serves with other Bank employees on a committee that makes voting and investment decisions with respect to these shares. Shares held by the trust are included only in the calculation of the beneficial ownership of all executive officers and directors as a group.

(3)	Mr. Bullard’s share total includes 5,062 shares in a profit sharing trust and 9,183 shares in family trusts, for which he disclaims beneficial ownership.

(4)	Mr. Crowell’s share total includes 17,500 shares in Mr. Crowell’s family trusts, over which Mr. Crowell has voting rights, but for which he disclaims beneficial ownership and 1,500 shares in family trusts of which Mr. Crowell’s wife is the trustee, but for which he disclaims beneficial ownership.

(5)	Mr. Hines’ share total includes 100 shares of stock his wife holds as trustee for her son’s trust.

(6)	Mr. Hope’s share total includes 12,000 shares of restricted stock granted pursuant to the Company’s Long-Term Incentive Plans and 20,636 shares of stock held for the benefit of Mr. Hope in the 401(k) plan. His share total also includes 4,200 shares of stock Mr. Hope’s children own and his wife’s 20% ownership in a trust that owns 225 shares, for which he disclaims beneficial ownership. Mr. Hope’s share total does not include 50,000 restricted stock units he holds.

(7)	Mr. Lippman’s share total includes 52,378 shares held for his benefit in the Alfred S. Lippman IRA Account.

(8)	Mr. Marks’ share total includes 55,000 shares of restricted stock granted pursuant to the Company’s Long-Term Incentive Plans and 17,310 shares of stock held for his benefit in the 401(k) plan. Mr. Marks’ share total does not include 60,000 restricted stock units he holds.

(9)	Mr. Milling’s share total includes 22,500 shares of restricted stock granted pursuant to the Company’s Long-Term Incentive Plans and 12,490 shares of stock held for his benefit in the 401(k) plan. Mr. Milling’s share total does not include 20,000 restricted stock units he holds.

(10)	Mr. Nickelsen’s share total includes 9,213 shares held in two trusts over which Mr. Nickelsen has full voting authority.

(11)	Mr. Phillips is a director with a term expiring at the 2008 annual meeting and will retire from the Board of Directors effective as of the annual meeting.

(12)	Ms. Sullivan’s share total includes 161 shares of stock held in a custodial account over which Ms. Sullivan has full voting authority.

(13)	Mr. Taylor’s share total includes 1,449 shares of stock held for the benefit of Mr. Taylor’s children in an account that he controls and over which he has voting power.

(14)	Mr. Baird’s share total includes 12,000 shares of restricted stock granted pursuant to the Company’s Long-Term Incentive Plans and 11,968 shares of stock held for his benefit in the 401(k) plan. Mr. Baird’s share total does not include 32,000 restricted stock units he holds.

(15)	Mr. Callicutt’s share total includes 5,500 shares of restricted stock granted pursuant to the Company’s Long-Term Incentive Plans. Mr. Callicutt’s share total does not include 17,500 restricted stock units he holds.
BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors
     The Company’s Board held 13 meetings in 2007. The Board currently consists of 13 directors. In January 2008, the Board set the size of the Board at 12 directors, including two employee directors, to be effective at the annual meeting. The Company’s Board has the power to expand its size at any time. The Board has determined that all 11 nonemployee directors (including Mr. Phillips, who is retiring effective as of the annual meeting) are independent under applicable rules of The Nasdaq Global Select Market (Nasdaq). The independent directors are Joel B. Bullard, Jr., Angus R. Cooper II, Richard B. Crowell, William A. Hines, Alfred S. Lippman, Michael L. Lomax, Eric J. Nickelsen, John G. Phillips, Kathryn M. Sullivan, Dean E. Taylor and Thomas D. Westfeldt. The Board can combine or separate the roles of the Chairman of the Board and the Chief Executive Officer as it deems to be in the best interest of the Company. William L. Marks retired as Chairman of the Board and Chief Executive Officer on March 15, 2008.
     During 2007, Whitney’s independent directors continued their longstanding practice of convening in executive sessions by having four such sessions following the end of Board meetings. Messrs. Marks, Hope and Milling, who were the only employee directors, and all other employees, excused themselves from the executive sessions. The Chairman of the Company’s Compensation and Human Resources Committee, currently John G. Phillips, presides at all executive sessions of the independent directors.

     All directors, except Mr. Kock and Mr. Phillips attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which they served. The Board has adopted Corporate Governance Guidelines that include the expectation that its directors attend each annual meeting. In 2007, all of the directors, except Mr. Kock, attended the Company’s annual meeting.
Compensation of Directors
     For information regarding the compensation of our directors, see “Executive Compensation — Compensation of Directors.”
Board Committees
     The Company has established four standing committees: Executive, Audit, Compensation and Human Resources, and Nominating and Corporate Governance. The Board and each committee have the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking approval of management.
     The members of the Board and the standing committees on which each serves are identified below.

			Compensation and	Nominating and
Name	Executive	Audit	Human Resources	Corporate Governance
Joel B. Bullard, Jr.	X			X*
Angus R. Cooper II (1)	X		X	X^
Richard B. Crowell		X*
William A. Hines	X
John C. Hope, III	X
E. James Kock, Jr.(2)	X			X
Alfred S. Lippman	X
Michael L. Lomax			X
William L. Marks(3) †	X*
R. King Milling	X
Eric J. Nickelsen	X	X^	X	X
John G. Phillips(4)			X*
Kathryn M. Sullivan		X
Dean E. Taylor	X		X
Thomas D. Westfeldt	X	X		X^

†	Chairman of the Board

*	Committee Chairman

^	Committee Vice Chairman

(1)	Mr. Cooper served as Vice Chairman from March 2007 through November 2007.

(2)	Mr. Kock was a director with a term expiring at the 2008 annual meeting. He resigned from the Executive Committee in September 2007. Mr. Kock passed away on January 8, 2008.

(3)	Mr. Marks retired from the Board of Directors and Committees of the Board on which he served on March 15, 2008.

(4)	Mr. Phillips is a director with a term expiring in 2008. He will retire from the Board of Directors and the Compensation and Human Resources Committee effective as of the annual meeting.
Executive Committee
     In addition to the Board meetings, the directors provide significant corporate governance oversight through the Company’s Executive Committee. The Executive Committee currently consists of nine directors and thus comprises over two-thirds of the Board. During 2007, the Executive Committee met 22 times. Among its other duties, the Executive Committee regularly reviews recently approved loans and receives quarterly briefings from management on operational, legal, compliance, corporate governance and Community Reinvestment Act matters.

Nominating and Corporate Governance Committee
     During 2007, the Nominating Committee was comprised of Messrs. Bullard, Cooper, Kock, Nickelsen and Westfeldt, all of whom are independent, as independence is defined for nominating committee members in the listing standards of Nasdaq. The Nominating Committee held three meetings in 2007. Its functions include: (i) identifying individuals qualified to become Board members, (ii) recommending individuals to be nominated by the Board for election as directors of the Company, (iii) nominating candidates for election to the Board in the event of a vacancy between shareholder meetings, (iv) advising the Board with respect to committees, (v) overseeing the evaluation of the Board and (vi) assisting the Board in establishing and maintaining effective corporate governance practices. A current copy of the Nominating Committee’s charter is available to shareholders on the Corporate Governance page of our website at www.whitneybank.com.
     Shareholder Recommendations of Director Candidates
     Eligible shareholders wishing to recommend a candidate for consideration by the Nominating Committee as a director of the Company shall submit in writing a timely notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications, to the Corporate Secretary at the following address:
Mr. Joseph S. Schwertz, Jr.
Corporate Secretary
Whitney Holding Corporation
228 St. Charles Avenue, Suite 626
New Orleans, LA 70130
     To be considered timely for next year’s annual meeting, the shareholder’s notice must be delivered to, or mailed and received at, the above address on or before November 17, 2008.
     Director Qualifications, Qualities and Skills
     The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills. The Nominating Committee believes each director nominee should at a minimum:
•	be of the highest character and integrity, with an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable laws or regulations or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member, as applicable (including developing and maintaining sufficient knowledge of the Company and its industry; reviewing and analyzing reports and other information important to Board and committee responsibilities; preparing for, attending and participating in Board and committee meetings; and satisfying appropriate orientation and continuing education guidelines);

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; and

•	if also serving on the Board of the Bank, directly own at least $1,000 of Company stock.
     For a detailed description of the qualifications required of candidates for director, as well as any specific qualities or skills the Nominating Committee believes one or more directors should possess, see the Nominating and Corporate Governance Committee Charter on the Corporate Governance page on our website at www.whitneybank.com.

     Identification and Evaluation of Directors
     The Nominating Committee is charged with identifying individuals qualified to become Board members and recommending individuals to be nominated by the Board for election. The Nominating Committee’s criteria for identifying, reviewing and selecting potential director nominees for election to the Board is set forth in the Nominating and Corporate Governance Committee Charter. To identify a candidate to fill a vacancy on the Board, the Nominating Committee seeks recommendations from the Company’s directors. The Board believes that the Company’s directors are in the best position to identify individuals with the necessary qualifications, qualities and skills to serve the Company and its shareholders. To evaluate a director candidate, whether recommended by the Nominating Committee, a Board member or a shareholder, the Nominating Committee will consider and assess the skills and background of the individual and any other issues and factors that the Nominating Committee deems appropriate, applying the criteria set forth in the Nominating and Corporate Governance Committee Charter.
Audit Committee
     At the beginning of 2007, the Audit Committee was comprised of Messrs. Cain, Crowell, and Nickelsen and Ms. Sullivan. Upon Mr. Cain’s retirement from the Board and all committees of the Board in April, 2007, Mr. Westfeldt was appointed to serve as a member of the Audit Committee. The Board has determined that Messrs. Crowell, Nickelsen and Westfeldt and Ms. Sullivan meet the additional independence criteria under the rules and regulations of the SEC and the listing qualifications of Nasdaq for service on the Audit Committee. In addition, the Board has determined that Messrs. Crowell, Nickelsen, and Westfeldt and Ms. Sullivan have the attributes of an “Audit Committee financial expert” as defined in applicable SEC regulations and meet the Nasdaq test for financial sophistication. The Audit Committee held 13 meetings during calendar year 2007.
     The Audit Committee is governed by a written charter approved by the Board. A copy of this charter is available on the Corporate Governance page of our website at www.whitneybank.com. Information regarding the functions of the Audit Committee is set forth in the “Report of the Audit Committee,” included on page 32 of this proxy statement.
Compensation and Human Resources Committee
     During 2007, the Compensation and Human Resources Committee (the Compensation Committee) was comprised of Messrs. Cooper, Lomax, Nickelsen, Phillips and Taylor, all of whom are independent. The Committee held six meetings during calendar year 2007.
     The Compensation Committee is governed by a written charter approved by the Board. A copy of this charter is available on the Corporate Governance page of our website at www.whitneybank.com. Information regarding the role of the Compensation Committee and its processes and procedures for considering and determining executive compensation is set forth in “Compensation Discussion and Analysis — Role of the Compensation and Human Resources Committee” on page 12 of this proxy statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
     The Compensation and Human Resources Committee of the Board of Directors of Whitney Holding Corporation is responsible for overseeing the Company’s compensation program on behalf of the Board. In fulfilling this responsibility, the members of the Compensation and Human Resources Committee reviewed and discussed with the Chief Executive Officer and the Chief Financial Officer the Compensation Discussion and Analysis set forth in this proxy statement.
     Based on the review and discussions that took place as referenced above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s proxy statement to be filed in connection with the Company’s 2008 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.
     The Compensation and Human Resources Committee is also pleased to report the efforts of the CEO Selection Committee concluded in March 2007 when the Board of Directors unanimously selected John C. Hope, III to become President and Chief Operating Officer. At the Board of Directors meeting held on February 27, 2008, the Committee recommended to the Board the election of John C. Hope, III to become Chairman of the Board, President and Chief Executive Officer effective as of March 16, 2008, the day following the retirement of current Chairman of the Board and Chief Executive Officer, William L. Marks. The Board of Directors unanimously approved this recommendation by the Committee.
Compensation and Human Resources Committee
of the Board of Directors
John G. Phillips, Chairman
Angus R. Cooper II
Michael L. Lomax
Eric J. Nickelsen
Dean E. Taylor
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION DISCUSSION AND ANALYSIS
     In the paragraphs that follow, we will provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading, “Executive Compensation” is a series of tables containing specific information about the compensation earned or paid in 2007 to the following individuals, whom we refer to as our named executive officers:
•	William L. Marks, Chairman of the Board and Chief Executive Officer of the Company and the Bank;

•	Thomas L. Callicutt, Jr., Executive Vice President and Chief Financial Officer of the Company and the Bank and Treasurer of the Company;

•	R. King Milling, Vice Chairman of the Board of the Company and the Bank;

•	John C. Hope, III, President and Chief Operating Officer of the Company and the Bank; and

•	Robert C. Baird, Jr., Executive Vice President of the Company and the Bank.
     The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.
Objective of the Company’s Compensation Program
     The objective of our compensation program is to attract, retain, motivate and reward executives who contribute to our financial and operational success, which ultimately builds shareholder value. In order to do this effectively, our program must:
•	provide our executives with competitive total compensation opportunities for comparable positions at companies and banks with whom we compete for talent;

•	directly link a significant portion of total compensation to the achievement of specific performance goals in a manner that proportionally rewards higher performance levels;

•	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives based on individual performance; and

•	closely and directly align executives’ interests with those of our shareholders by making stock-based incentives a significant core element of our executives’ compensation.
Role of the Compensation and Human Resources Committee
     Our Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee is responsible for annually assessing the performance of our executive officers and for determining their annual salary and incentive compensation. Each of the five members of our Compensation Committee is independent as that term is defined under Nasdaq listing standards and the director independence standards adopted by our Board. We believe that their independence from management allows the Compensation Committee members to provide objective consideration of various compensation elements that could be included in an executive compensation program. It also allows the Compensation Committee to apply independent judgment as to which compensation elements and designs will best achieve our compensation objectives. The Compensation Committee has and may exercise the authority of the Board as specified by the Board and to the extent permitted under the Louisiana Business Corporation Law, and has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable.

     To assist in evaluating the compensation practices at the Company, the Compensation Committee from time to time retains independent executive compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2007, the Compensation Committee retained the executive compensation consulting services of Mercer (US) Inc. (Mercer) on a direct basis. The scope of the executive compensation consulting assignment included a comparison of Whitney’s compensation levels considering base salary, annual cash incentive opportunity and equity-based compensation to that paid by the banks in Whitney’s Peer Bank Group as well as to a larger universe of similar-sized financial institutions using Mercer’s proprietary survey data.
Market Data
     Our Compensation Committee reviews and analyzes market data prepared internally by the Bank’s Human Resources Department and by Mercer to ensure that our executive officer compensation is competitive with the marketplace. We compare compensation paid to our executive officers with compensation paid to executive officers in similar positions at other regional banks of comparable size (the Peer Bank Group), and we use the market information to test the reasonableness of the compensation decisions we make. We generally do not target any element of our executive compensation package at a particular level or quartile within a particular peer group (except for base salaries, for which we generally target the median, or slightly above the median, of base salaries for similar positions paid by companies in the Peer Bank Group and within our industry as a whole, as discussed below). For 2007, the Peer Bank Group consisted of the following 14 banks:

AMCORE Financial, Inc.	First Midwest Bancorp, Inc.
BancorpSouth, Inc.	Hancock Holding Company
BOK Financial Corporation	Regions Financial Corporation
Commerce Bancshares, Inc.	Sky Financial Group, Inc.
Cullen/Frost Bankers, Inc.	The South Financial Group, Inc.
First Horizon National Corporation	Susquehanna Bancshares, Inc.
FirstMerit Corporation	Trustmark Corporation
How We Determine and Assess Executive Compensation
     We believe that the total compensation package available to our executives should be fair and competitive; it should provide enhanced levels of financial reward based on higher levels of performance; and it should be designed to recognize and reward both short and long-term performance. After careful consideration and analysis of market survey data provided by our executive compensation consultant and by our internal Human Resources Department, we set our executive officer compensation at levels competitive within the banking industry. Over time, it is the Compensation Committee’s intent to have base salaries for our executives at or slightly above the market median while providing opportunities to earn incentive based compensation, including both annual cash bonuses and equity compensation, at levels between the 50th and 75th percentile of market. We also consider and factor into our compensation decisions the Company’s overall performance relative to its Peer Bank Group as well as other performance measures such as total shareholder return and credit quality.
     No specific formula or weightings are applied with regard to the allocation of the various pay elements within our executive compensation program. In general, we emphasize annual performance incentives and long-term equity incentives over fixed compensation such as base salary. In the future, the Compensation Committee intends to continue this approach by providing a greater percentage of the total compensation to our executive officers in the form of variable compensation opportunities and a smaller percentage as fixed compensation in the form of base salary. The Compensation Committee approved in 2007 a new Executive Compensation Incentive Plan effective January 1, 2008 that will provide executives with a 20% greater maximum cash bonus opportunity in 2008 when compared to 2007, reflecting our shift towards a greater emphasis on variable incentive compensation opportunity for our executives.

     Our Chairman of the Board and Chief Executive Officer, with input from our President and Chief Operating Officer, recommends to the Compensation Committee the base salary, long-term incentive grants and adjustments to annual bonuses earned under the Executive Compensation Plan based on assessments of individual performance of our executive officer group (other than themselves). Messrs. Marks and Hope make these recommendations to the Compensation Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. The Compensation Committee sets the base salaries of Messrs. Marks and Hope, who are not involved with any aspect of determining their own pay.
Elements of Our Compensation Program
     Our executive officer compensation program consists of the following elements: base salary, annual incentives, long-term incentives, retirement benefits, change of control protection and other benefits, including perquisites.
     Base Salary
     We provide base salaries to our executive officers as compensation for day-to-day responsibilities and sustained performance. Base salaries are set based on a variety of factors, including competitive pay levels relative to our industry and to the companies in our Peer Bank Group, internal pay alignment and equity, and an overall assessment of Company and individual performance. In setting base salaries for our executive officers, we generally target the median, or slightly above the median, of base salaries for similar positions paid by companies in our Peer Bank Group and within our industry as a whole.
     Based on its review of these factors, the Compensation Committee decided not to increase the base salaries of Messrs. Marks and Milling in 2007. Based on competitive information contained in Mercer’s review of executive compensation, the Compensation Committee concluded that the salaries of Messrs. Marks and Milling were at or exceeding the 75th percentile of market and therefore base salary increases were not warranted. Mr. Hope’s base salary was increased to $500,000 effective April 1, 2007 by the Compensation Committee following his election by the Board to assume the role of President and Chief Operating Officer. The Compensation Committee set this salary after analyzing competitive survey data for comparable positions contained in the Mercer review. Mr. Callicutt’s base salary was increased by approximately 4.6% in 2007 after considering survey data that indicated his base salary in 2007 was generally below market for salaries paid to chief financial officers of companies of similar size. Mr. Baird received a base salary increase in 2007 of 1.35% in recognition of his assuming additional responsibilities at the Bank. Base salaries for the named executive officers, effective July 1, 2007 were as follows: Mr. Marks, $900,000; Mr. Callicutt, $340,000; Mr. Milling, $560,000; Mr. Hope, $500,000; and Mr. Baird, $375,000.
     Annual Incentives
     Our annual cash bonus incentive plan provides our executive officers with an opportunity to earn annual cash bonuses up to a maximum percent of their base salary based on achievement of certain pre-established performance goals. For 2007, the maximum bonus opportunity for our Chief Executive Officer was 100% of base salary, 85% for our President and Chief Operating Officer and 75% for our other named executive officers. These amounts were the same maximum bonus opportunities for executive officers as in 2006 with the exception of Mr. Hope who assumed the role of President and Chief Operating Officer in 2007. Individual performance assessments, with emphasis on actual performance versus budget objectives during the Plan year, effective leadership and other nonfinancial accomplishments, are taken into consideration by the Compensation Committee in determining the annual incentive earned by each executive, with the exception of the Chief Executive Officer and the President and Chief Operating Officer. As the Chief Executive Officer and Chief Operating Officer have the greatest responsibility for the Company’s results, we believe it is appropriate to base their annual bonuses solely on Company results. We believe that the bonus opportunities provided to our named executive officers are competitive with bonus opportunities within our Peer Bank Group.

     Under the annual incentive plan, executive officer bonuses are based on the Company’s return on average assets (ROAA) and return on average equity (ROAE) compared with the performance of the top five performing banks in our Peer Bank Group (the Top Five Peer Banks). Our performance as a percent of the average of the Top Five Peer Banks in each performance category is calculated, and then combined into a weighted-average performance percentage, with ROAA performance weighted 70% and ROAE performance weighted 30%. Using an award matrix approved by the Compensation Committee each year, the amount of annual bonus earned by the executive officers for the year is determined. For example, in 2007, the executive officers were eligible to receive 68% of their maximum bonus amounts if our weighted average performance percentage was 60% or better relative to the Top Five Peer Banks average, 78% of their maximum bonus amounts if our weighted average performance percentage was 70% or better relative to the Top Five Peer Banks average, and 100% of their maximum bonus amounts if our weighted average performance percentage was 90% or better relative to the Top Five Peer Banks average.
     For 2007, our weighted average ROAA and ROAE performance percentage was calculated to be at 89% relative to the Top Five Peer Banks average, which corresponds to a payout of 95% of each executive officer’s maximum bonus amount. The amount of bonus earned by our Chief Executive Officer and President and Chief Operating Officer is based solely on this formula, whereas the bonuses earned by our other named executive officers are based on a combination of this formula and an assessment of individual performance conducted by the Chief Executive Officer, President and Chief Operating Officer and the Compensation Committee.
     The Compensation Committee periodically reviews the performance criteria upon which executive officer bonuses are based under the annual incentive plan and has worked with compensation consultants at Mercer to consider various plan changes including the use of additional performance criteria to measure performance. The Compensation Committee has approved significant changes to the 2008 Executive Compensation Incentive Plan following extensive discussions with management. These changes include measuring actual performance achieved by the Company against both threshold performance and target performance goals approved by the Compensation Committee using the following six performance criteria:
•	nonperforming assets,

•	net charge offs,

•	efficiency ratio,

•	net interest margin,

•	earnings per share growth, and

•	noninterest income growth.
     Each of these performance criteria is weighted with a value of 16.5 points on a performance matrix scorecard with the exception of the earnings per share performance criteria, which is weighted 17.5 points to bring the total points to 100. A minimum point total must be achieved before any bonuses are earned and maximum bonus opportunity is achieved if 95 points are earned. Additionally, maximum bonus opportunity for the executive officers and other participants has been increased by 20% in 2008 when compared to 2007 maximum bonus opportunity.
     Long-Term Incentives
     As part of their 2007 compensation, our executive officers received equity awards in the form of performance-based restricted stock units (PRSUs) and stock options. We believe annual equity-based awards are an effective form of compensation because they provide incentives for strong performance leading to enhanced shareholder value. PRSUs and options encourage executive retention because they vest over a period of years of continuous service, and reward corporate performance because their value is tied to the value of our common stock. Our annual grants of PRSUs and options place significant portions of the executive officers’ total annual compensation “at risk” and in alignment with the long-term interests of our shareholders.

     PRSUs represent the right to earn and receive a number of shares of our common stock in the future based on the Company’s performance and the executive’s continuous employment with the Company over a three-year performance period. The number of PRSUs initially granted to each executive officer is subject to reduction down to zero or increase up to a maximum of 200% of the award, based on the Company’s ROAA and ROAE compared with the performance of the Top Five Peer Banks over the three-year performance period. Performance results in each of the three years are averaged and a composite performance ranking obtained. The performance percentage is then compared to a matrix that indicates the positive or negative adjustment factor to be applied to the initial target award scheduled to vest. For example, performance-based restricted stock shares that vest three years from the grant date granted to our named executive officers in 2005 vest in 2008. These target awards are subject to a positive performance adjustment of 155% based on the composite performance results achieved during the three-year performance period comprised of 2005, 2006 and 2007. PRSUs and performance-based restricted stock shares have dividend-equivalent rights that are paid in cash during the vesting period.
     In 2007, the Compensation Committee granted to Mr. Hope 30,000 PRSUs, 12,000 PRSUs to Mr. Baird and 10,000 PRSUs to Mr. Callicutt. The Compensation Committee did not grant PRSUs to either Mr. Marks or Mr. Milling due to their scheduled retirement in 2008. The Compensation Committee takes into consideration each employee’s position, base salary and performance when making its subjective assessment of the appropriate number of PRSUs to grant.
     Executive officers who retire after age 55 with 10 years of service, who become disabled or who die before performance-based restricted stock/restricted unit awards vest, will be eligible to receive a prorated share of the performance award on the scheduled vesting date.
     Stock options represent the right to purchase shares of our common stock at a specified price in the future. Stock options granted to executive officers in 2007 are subject to a three-year cliff-vesting schedule and were granted with an exercise price not less than the fair market value of the stock on the date of grant.
     The Compensation Committee has not historically targeted a certain percentage of total compensation to be provided to executive officers in the form of equity-based awards. However, beginning in 2008, the Compensation Committee is considering setting the target value of the equity awards to be granted as either a percentage or multiple of each executive’s base salary. We believe this approach will provide us greater control and consistency relative to the value of equity awards we grant each year. The number of awards granted to each executive officer other than the Chief Executive Officer and President and Chief Operating Officer is approved by the Compensation Committee based on recommendations made by our Chief Executive Officer and President and Chief Operating Officer. These decisions are based on a variety of factors, including short and long-term company performance, the officer’s level of responsibility and an assessment of individual performance and competitive market data.
     The Compensation Committee has had a consistent practice for 10 years of granting equity awards to our executive officers and other employees at its regularly scheduled meeting in June of each year. We do not coordinate the timing of grants with the release of material information. In 2006, the Compensation Committee had considered changing the date on which equity awards are awarded to executive officers to March of each year. During 2007, the Compensation Committee reconsidered and elected to retain June as the month each year in which equity awards would be granted to executive officers. The June date is consistent with the timing of equity awards granted to other employees.
     Retirement Benefits
     Retirement benefits also play an important role within our overall executive compensation strategy because they provide a financial security component at retirement that promotes retention. We believe that our retirement program, including the amount of benefits that can be earned based on service, is comparable to those offered by the companies in our Peer Bank Group. It continues to be an essential component ensuring that our executive compensation program remains competitive.

     We maintain the Whitney National Bank Retirement Plan, a tax-qualified, defined benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. In addition, we maintain the following nonqualified retirement and deferred compensation plans that are available to a select group of management or highly compensated employees, including our named executive officers:
•	Whitney Holding Corporation Retirement Restoration Plan; and

•	Whitney Holding Corporation Deferred Compensation Plan
     Each of the above retirement plans is described in more detail beginning on page 23 of this proxy statement.
     Other Benefits and Perquisites
     We provide our executive officers with Group Variable Universal term life insurance and long-term disability insurance coverage that provide tax-free benefits. In addition, our named executive officers receive various perquisites, such as club memberships, home security services, limited personal financial planning services, free parking, spousal travel to company-related events and in the case of our Chief Executive Officer, Vice Chairman and President, use of a leased automobile or a monthly automobile allowance. We believe the perquisites provided to our named executive officers are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group. We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.
     Change in Control Agreements
     The Company has entered into change in control agreements (which we refer to as Executive Agreements) with certain executive officers, including the named executive officers. In the event a qualifying termination occurs within one year prior to or within three years following a change in control of the Company, the executive is entitled to receive a severance benefit equal to 300% of the average of compensation, excluding stock-based compensation, paid to the executive during the highest three of the five calendar years immediately preceding the calendar year in which a change in control occurs. This level of severance was set by the Compensation Committee after looking at the practices of Peer Banks and the financial services industry as a whole. The Executive Agreements also provide for immediate vesting and lapse of any restrictions on outstanding equity awards, continued coverage under our group health and life plans for a period of three years and the payment of a lump sum equal to the accruals that would have been made under our retirement plans for the lesser of three years or the number of years to the executive’s normal retirement age. The Company will pay or reimburse the executive for any golden parachute excise tax payable with respect to such payments.
     We believe the Executive Agreements are an important element of our executive officers’ overall compensation packages. The Executive Agreements serve to ensure the continued employment and dedication of our executive officers notwithstanding any personal concerns they may have regarding their own continued employment, either prior to or following a change in control. These types of agreements, which are very common in today’s business environment and within our Peer Bank Group, are also equally important as a recruiting and retention device.
Tax and Accounting Considerations
     Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation.

     It is the Compensation Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. In 2007, the Compensation Committee was able to ensure that our annual cash bonus incentive awards will be fully deductible under Internal Revenue Code Section 162(m), when we obtained shareholder approval of the Whitney Holding Corporation 2007 Executive Compensation Incentive Plan. Shareholders also approved in 2007 a new Whitney Holding Corporation Long Term Compensation Plan that complies fully with Internal Revenue Code Section 162(m) thus ensuring equity awards granted by the Compensation Committee are fully tax deductible to the Company.
     With the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.
Stock Ownership Guidelines
     While many of the Company’s executive officers have significant Company stock holdings, we do not have specific guidelines regarding stock ownership for our officers. The Compensation Committee believes that the annual equity-based awards to our executive officers provide a sufficient opportunity for the executives to acquire Company stock and to further align their interests with the interests of our shareholders.
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

						Change in
					Non-	Pension
					Equity	Value and
					Incentive	Nonqualified	All Other
			Stock	Option	Plan	Deferred	Compen-
Name and			Awards	Awards	Compen-	Compensation	sation
Principal Position	Year	Salary	(1)	(2)	sation (3)	Earnings (4)	(5)	Total
William L. Marks	2007	$900,000	$2,361,905	$120,500	$855,000	$796,436	$38,802	$5,072,643
Chairman of the Board & Chief Executive Officer of the Company and the Bank	2006	900,000	2,259,656	60,250	855,000	748,009	48,765	4,871,680
Thomas L. Callicutt, Jr.	2007	332,500	352,081	33,650	236,075	139,315	13,923	1,115,310
Executive Vice President & Chief Financial Officer of the Company and the Bank and Treasurer of the Company	2006	317,500	306,705	12,050	225,425	117,932	12,935	992,547
R. King Milling	2007	560,000	656,738	28,920	397,600	201,705	34,892	1,879,855
Vice Chairman of the Company and the Bank	2006	560,000	575,118	14,460	397,600	234,721	29,026	1,810,925
John C. Hope, III	2007	467,500	876,913	57,570	377,506	222,293	366,153	2,367,935
President and Chief Operating Officer of the Company and the Bank	2006	370,000	585,918	14,460	262,700	143,688	23,242	1,400,008
Robert C. Baird, Jr.	2007	372,500	737,230	40,380	224,804	141,063	22,851	1,538,828
Executive Vice President of the Company and the Bank	2006	370,000	585,918	14,460	262,700	128,360	12,244	1,373,682

(1)	The Stock Awards column shows the dollar amount recognized for financial statement reporting purposes in 2007 in accordance with SFAS 123R (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions) for awards of PRSUs granted in 2007 (which are described in the Grants of Plan-Based Awards table beginning on page 19 of this proxy statement) and for awards of restricted stock granted in 2004 and awards of PRSUs granted in 2005 and 2006 for which we continued to recognize expense in 2007. The fair value of the stock awards was based on the fair market value as of the grant date of the stock underlying awards. Refer to Note 16 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007 for additional information on these awards. There were no forfeitures of stock awards during the year.

(2)	The Option Awards column shows the dollar amount recognized for financial statement reporting purposes in 2007 in accordance with SFAS 123R for options granted in 2007 and 2006. The fair value of the stock options was estimated as of the grant dates using the Black-Scholes option-pricing model. Refer to Note 16 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007 for additional information on these options, including the assumptions used in determining their fair market value. There were no forfeitures during the year.

(3)	The Non-Equity Incentive Plan Compensation column shows annual cash bonus amounts earned in 2007 under the Company’s Executive Compensation Plan. Refer to the discussion of Annual Incentives in Compensation Discussion and Analysis on page 14 of this proxy statement for additional information.

(4)	The Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present values of each of the named executive officer’s accumulated benefits under our qualified Retirement Plan and our nonqualified Retirement Restoration Plan.

(5)	Amounts for 2007 in the All Other Compensation column include premiums for group life and long-term disability insurance and matching contributions to the 401(k) plan for all named executive officers. The amounts also reflect the value of certain perquisites the Company makes available to its executive officers, including club memberships, home security services, personal financial planning services and reimbursements of travel, accommodations and other expenses of spouses who accompany executive officers on business trips. Additionally, the Company provides Messrs. Marks, Milling and Hope the use of leased automobiles or a car allowance. In 2007 the Company reimbursed Mr. Hope for relocation benefits and taxes owed on those benefits in the amounts of $234,786 and $88,872 respectively. No other individual perquisite exceeded $25,000.
2007 GRANTS OF PLAN-BASED AWARDS

								All Other
								Option
					Estimated Future			Awards;
		Estimated Possible			Payouts Under Equity			Number of	Exercise	Grant Date
		Payouts Under Non-Equity			Incentive Plan Awards (2)			Securities	Price of	Fair Value
		Incentive Plan Awards (1)			Thres-		Maxi-	Underlying	Option	of Stock
	Grant	Thres-		Maxi-	hold	Target	mum	Options	Awards	and Option
Name	Date	hold	Target	mum	Shares	Shares	Shares	(3)	(4)	Awards
William L. Marks	2/12/07	$270,000	$810,000	$900,000

Thomas L. Callicutt, Jr.	2/12/07	76,475	224,438	249,375
	7/10/07				2,500	10,000	20,000			$478,325
	7/10/07							10,000	$28.76	57,300

R. King Milling	2/12/07	128,800	378,000	420,000

John C. Hope, III	2/12/07	121,550	357,638	397,375
	7/10/07				7,500	30,000	60,000			1,434,975
	7/10/07							30,000	28.76	171,900

Robert C. Baird, Jr.	2/12/07	85,675	251,438	279,375
	7/10/07				3,000	12,000	24,000			573,990
	7/10/07							12,000	28.76	68,760

(1)	Amounts represent estimated possible payouts of annual incentive bonuses under our Executive Compensation Plan (the Plan). The threshold amount is the payout corresponding to the minimum performance level under the Plan that would result in the payment of an executive bonus. The target amount reflects the payout estimated at the date of the award. The maximum amount is the payout corresponding to the maximum performance level under the Plan. The actual amount of the incentive bonus earned by each named executive officer in 2007 is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the discussion of Annual Incentives in the Compensation Discussion and Analysis on page 14 of this proxy statement for additional information.

(2)	Amounts represent the estimated number of PRSUs to be earned based on the Company’s composite performance percentage compared to a select group of peer banks in the categories of ROAA and ROAE for the three-year period ending December 31, 2009. The threshold number of shares is the award corresponding to the minimum performance level under the Plan that would result in some PRSUs being earned. The maximum number of shares is the award corresponding to the maximum performance level under the Plan. Each earned PRSU represents a right to receive one share of our common stock on July 10, 2010 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company (or has incurred a prior termination of employment due to death, disability, retirement or involuntary severance without cause). PRSUs have dividend-equivalent rights payable in cash if dividends are paid on our common stock. Refer to the discussion of Long-Term Incentives in the Compensation Discussion and Analysis on page 15 of this proxy statement for additional information.

(3)	Amounts reflect the number of options to purchase shares of our common stock awarded to each named executive officer in 2007 under the Company’s Long-Term Incentive Plan. The options vest three years from the date of grant (or earlier upon a change in control of the Company) and expire 10 years from the date granted.

(4)	Represents the grant date fair value of the awards determined in accordance with SFAS 123R.

OUTSTANDING EQUITY AWARDS AT 2007 YEAR-END

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
	Option Awards					Number		Plan	Market or
	Number of	Number of				of Shares	Market	Awards:	Payout
	Securities	Securities				of Stock	Value of	Number of	Value of
	Underlying	Underlying			Option	That Have	Shares of	Unearned	Unearned
	Unexercised	Unexercised		Option	Expira-	Not	Stock That	Units That	Units That
	Options	Options		Exercise	tion	Vested	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	(3)	Vested (4)	Vested	Vested (4)
William L. Marks	500			$24.44	6/09/08	85,250	$2,229,288	102,000 (5)	$2,667,300
	82,500			28.86	6/15/14
	40,000			31.59	6/14/15
		50,000	(1)	35.41	6/28/16
Thomas L. Callicutt, Jr.	3,375			$18.07	6/09/09	8,525	$222,929	12,750 (5)	$777,963
	13,498			16.53	6/13/10			17,000 (6)
	13,500			18.58	6/12/11
	16,875			22.58	6/11/12
	16,875			22.44	6/10/13
	16,875			28.86	6/15/14
	10,000			31.59	6/14/15
		10,000	(1)	35.41	6/28/16
		10,000	(2)	28.76	7/10/17
R. King Milling	7,900			$18.07	6/09/09	18,600	$486,390	34,000 (5)	$889,100
	10,824			16.53	6/13/10
	17,535			28.86	6/15/14
	10,000			31.59	6/14/15
		12,000	(1)	35.41	6/28/16
John C. Hope, III	16,874			$24.44	6/09/08	18,600	$486,390	34,000 (5)	$2,222,750
	16,873			18.07	6/09/09			51,000 (6)
	16,873			16.53	6/13/10
	16,875			18.58	6/12/11
	21,000			22.58	6/11/12
	21,000			22.44	6/10/13
	21,000			28.86	6/15/14
	10,000			31.59	6/14/15
		12,000	(1)	35.41	6/28/16
		30,000	(2)	28.76	7/10/17
Robert C. Baird, Jr.	16,874			$24.44	6/09/08	18,600	$486,390	34,400 (5)	$1,422,560
	16,873			18.07	6/09/09			20,400 (6)
	16,873			16.53	6/13/10
	16,875			18.58	6/12/11
	21,000			22.58	6/11/12
	21,000			22.44	6/10/13
	21,000			28.86	6/15/14
	10,000			31.59	6/14/15
		12,000	(1)	35.41	6/28/16
		12,000	(2)	28.76	7/10/17

(1)	Options were awarded on June 28, 2006 and become exercisable on June 28, 2009 (or earlier upon a change in control of the Company) provided the executive officer is still employed. A prorated number of options can vest and become immediately exercisable upon a named executive officer’s retirement, death or disability within the three-year period before vesting.

(2)	Options were awarded on July 10, 2007 and become exercisable on July 10, 2010 (or earlier upon a change in control of the Company) provided the executive officer is still employed. A prorated number of options can vest and become immediately exercisable upon a named executive officer’s retirement, death or disability within the three-year period before vesting.

(3)	Shares of restricted stock will vest on June 13, 2008.

(4)	Reflects the value as calculated based on the closing price of our common stock on December 31, 2007 of $26.15.

(5)	Reflects awards of PRSUs that are earned based on the Company’s achievement of ROAA and ROAE relative to a peer group over a three-year performance period ending on December 31, 2008 and which vest on June 27, 2009. The table reflects the number of PRSUs that would have been earned based on the Company’s actual performance levels for 2006 and 2007.

(6)	Reflects awards of PRSUs that are earned based on the Company’s achievement of ROAA and ROAE relative to a peer group over a three-year performance period ending on December 31, 2009 and which vest on July 9, 2010. The table reflects the number of PRSUs that would have been earned based on the Company’s actual performance level for 2007.
2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)	Acquired on Vesting	on Vesting (2)
William L. Marks	12,473	$97,589	63,000	$1,903,230
Thomas L. Callicutt, Jr.	—	—	8,400	253,764
R. King Milling	7,920	39,526	14,700	444,087
John C. Hope, III	—	—	11,550	348,926
Robert C. Baird, Jr.	16,875	200,880	11,550	348,926

(1)	Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Reflects the fair market value of the underlying shares as of the vesting date.

PENSION BENEFITS

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During
Name	Plan Name	Service	Benefit	2007
William L. Marks	Retirement Plan	18	$692,777	—
	Retirement Restoration Plan	18	4,638,0866	—
Thomas L. Callicutt, Jr.	Retirement Plan	9	286,077	—
	Retirement Restoration Plan	9	353,586	—
R. King Milling	Retirement Plan	23	838,699	—
	Retirement Restoration Plan	23	2,756,471	—
John C. Hope, III	Retirement Plan	13	360,225	—
	Retirement Restoration Plan	13	664,493	—
Robert C. Baird, Jr.	Retirement Plan	12	313,389	—
	Retirement Restoration Plan	12	545,801	—
     The Bank’s Retirement Plan is a tax-qualified, funded, noncontributory defined benefit pension plan. Pension benefits are accrued through the employee’s career and are based upon the employee’s years of service and the employee’s earnings during the highest five-year consecutive period during the 10 years preceding retirement. The plan formula also contains a partial offset for social security income attributable to earnings at the Bank. Earnings include both salary and cash incentives earned under the Executive Compensation Plan. Under IRS regulations, the maximum amount of earnings that could be considered in 2007 was $225,000 and the maximum amount in 2008 will be $230,000.
     Benefits under the Bank’s Retirement Plan at normal retirement age (65) are based on the following formula: the number of years of service (up to a maximum of 35) times 1.83% of final average earnings reduced by 1.60% of the primary social security benefit. The number of years of credited service represents actual years of service. Early retirement benefits, which are subject to an actuarial reduction of 5% per year for each year before age 65 are available to employees at age 55 who have at least 10 years of credited service. Messrs. Marks, Milling, Hope and Baird are currently eligible for early retirement. Benefits are payable in the form of an annuity and are paid from a Trust Fund funded solely by Bank contributions. The present value of the accumulated benefit is calculated assuming a straight life annuity option.
     The maximum annual benefit that can be paid by the Retirement Plan under IRS guidelines is $180,000 in 2007. This maximum benefit increases to $185,000 in 2008.
     The Bank also sponsors an unfunded nonqualified Retirement Restoration Plan that provides a supplemental pension benefit out of general assets substantially equal to the difference between the amount that would have been paid under the qualified Retirement Plan, in the absence of statutory provisions limiting the amount of annual earnings that can be considered when computing benefits, and the amount that can be paid annually to a retiree.
     In the table above, the present value of the accrued benefit with respect to each named executive officer under both the Retirement Plan and the Retirement Restoration Plan is based on assumptions described in Footnote 15 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007.

2007 NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	December 31,
Name	in 2007	in 2007	2007 (2)	Distributions	2007
William L. Marks Deferred Compensation Plan	$842,603 (1)	—	$302,898	—	$5,181,832 (3)
Thomas L. Callicutt, Jr. Deferred Compensation Plan	—	—	11,684	—	99,631
R. King Milling Deferred Compensation Plan	—	—	27,353	$39,494	171,995
John C. Hope, III Deferred Compensation Plan	—	—	105,941	—	641,055
Robert C. Baird, Jr. Deferred Compensation Plan	—	—	—	—	—

(1)	Reflects deferral under the Company’s Deferred Compensation Plan of the incentive bonus earned for 2006 and paid to Mr. Marks in 2007. This amount is not reported as 2007 compensation in the Summary Compensation Table.

(2)	Earnings on deferred compensation balances under the Deferred Compensation Plan are not above-market or preferential, and, therefore, are not included as 2007 compensation in the Summary Compensation Table.

(3)	Includes $842,603 that was previously reported as compensation to Mr. Marks in the Summary Compensation Table for 2006.
     The Company’s Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 25% of their base salary and 100% of their annual incentive bonus. Deferred amounts are credited with investment gains or losses based on the rate of return of available mutual funds selected by the executive, which the executive may change at any time. The Company does not make contributions to participant accounts under the Deferred Compensation Plan. Distributions are payable in the form of a lump sum, or in installments over a five or 10-year period beginning on the date selected in advance by the participant.
Potential Payments Upon Termination Or Change In Control
     As noted in the Compensation Discussion and Analysis section of this proxy statement, we have entered into Executive Agreements with all executive officers including our named executive officers. These agreements provide for payments to each named executive officer in the event of his qualifying termination if it occurs within one year before or three years after a change in control of the Company.
     A change in control of the company is defined in the Executive Agreements to mean (i) the consummation of certain types of transactions, including mergers and the sale of all or substantially all of our assets or stock, (ii) acquisition by any person or entity of the beneficial ownership of securities representing 20% or more of the voting power of our then outstanding securities without approval of the Board, or (iii) a change in members of the Board that results in the exclusion of a majority of the continuing Board.
     A qualifying termination means the occurrence of one of the following events in connection with a change in control: (i) a diminution in the nature and scope of the named executive officer’s authorities or duties, a change in his reporting responsibilities or titles or the assignment of any named executive officer to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such assignment, (ii) a reduction in the named executive officer’s compensation during the covered period, (iii) the transfer of a named executive officer to a location requiring a change in his residence or a material increase in the amount of travel ordinarily required of the named executive officer in the performance of his duties, or (iv) a good faith determination by the named executive officer that his position, duties, responsibilities or status has been affected in a manner that prohibits the effective discharge of any such duties or responsibilities.

     The payment obligations of the Company under the Executive Agreements upon termination of employment of a named executive officer are described below, assuming that the termination occurred on December 31, 2007, the last day of our most recent fiscal year.
     Severance Payment The Company is obligated to pay the named executive officer a lump sum equal to 300% of the average of all compensation paid to the named executive officer for the highest three of five calendar years immediately preceding the calendar year in which the change in control occurs, including the amount of any compensation the named executive officer has elected to defer. Compensation related to equity awards, such as restricted stock, restricted stock units and the exercise of stock options is excluded from the calculation of this obligation. The table below shows the amounts that would have been paid at December 31, 2007.

Mr. Marks	Mr. Callicutt	Mr. Milling	Mr. Hope	Mr. Baird
$4,524,324	$1,357,080	$2,550,528	$1,653,168	$1,643,778
     Executive Compensation Plan Bonus The Company is also obligated to pay the named executive officer a lump sum equal to the amount the named executive officer would have been entitled to receive under the Company’s Executive Compensation Plan for the calendar year in which a change in controls occurs. The amount would have been determined as though all performance goals had been achieved. The table below shows the amounts that would have been paid at December 31, 2007.

Mr. Marks	Mr. Callicutt	Mr. Milling	Mr. Hope	Mr. Baird
$900,000	$249,375	$420,000	$397,375	$279,375
     Stock Options, Restricted Stock and Restricted Stock Units All outstanding stock options, restricted stock and restricted stock units become fully vested and exercisable upon a change in control. Performance-based awards are deemed to be satisfied at the target levels. Settlement of outstanding performance-based awards would have resulted in payments of the following amounts based on our year-end share price of $26.15. No value was assigned to stock options outstanding because the exercise price was higher than the fair market value of the underlying shares at December 31, 2007.

Mr. Marks	Mr. Callicutt	Mr. Milling	Mr. Hope	Mr. Baird
$4,105,550	$921,788	$1,202,900	$2,536,550	$1,736,360
     Retirement Plan Enhancement The Company is also obligated to pay the named executive officer a lump sum equal to the present value of the additional benefits that would have accrued under the Retirement Plan and the Retirement Restoration Plan during the lesser of (i) three years following the date of his termination or (ii) the number of years until the named executive officer reaches normal retirement age (65) under the Plans. The lump sum that would have been paid at December 31, 2007 to each named executive officer is shown in the table below.

Mr. Marks	Mr. Callicutt	Mr. Milling	Mr. Hope	Mr. Baird
$72,723	$387,346	—	$543,874	$371,011
     Benefit Continuation The Company will provide coverage to the named executive officer under the plans, policies or programs maintained by the Company for purposes of providing medical and dental benefits and life and disability insurance to other executives of the Company with comparable duties. Coverage would end on the earlier of (i) the named executive officer’s coverage under Medicare Part B or (ii) the date on which the named executive officer is covered under group plans maintained by another employer. The value of this coverage is measured by the present value of the monthly payments made by the Company for premiums paid for the benefits. Values have been discounted back to December 31, 2007.

Mr. Marks	Mr. Callicutt	Mr. Milling	Mr. Hope	Mr. Baird
$2,821	$32,508	—	$61,236	$73,744

     Matching Contributions to the 401(k) Plan The Company will pay a lump sum to the named executive officer equal to the contributions to the Company’s 401(k) Plan that would have been made for the lesser of (i) three years following the date of the change in control or (ii) the number of years until the named executive officer’s normal retirement age under the plan. The lump sum that would have been paid at December 31, 2007 to each named executive officer is shown in the table below.

Mr. Marks	Mr. Callicutt	Mr. Milling	Mr. Hope	Mr. Baird
$1,918	$27,600	—	$27,600	$27,600
     Perquisite Severance The named executive officers become entitled to the transfer of ownership of all club memberships and automobiles that were assigned to the named executive officer. The value of these perquisites at December 31, 2007 is shown in the following table.

Mr. Marks	Mr. Callicutt	Mr. Milling	Mr. Hope	Mr. Baird
$43,500	$25,000	$20,000	$25,000	$25,000
     Excise Tax Gross-Up The named executive officers are also eligible to receive a “gross-up” payment from the Company to the extent that they incur excise taxes under Section 4999 of the Internal Revenue Code. The payments that would have been made at December 31, 2007 assuming the preceding payments had been made under the Executive Agreements are shown in the table below.

Mr. Marks	Mr. Callicutt	Mr. Milling	Mr. Hope	Mr. Baird
—	$1,217,782	—	$2,176,387	$1,620,313
Compensation of Directors
     Cash Compensation. All Company directors are also directors of the Bank. During 2007, the Bank paid its nonemployee directors annual retainer fees of $18,000 plus $1,500 for each Board meeting attended and $1,250 for each committee meeting attended with a maximum of two paid committee meetings per day. Additional annual retainers were paid to committee chairmen as follows: Audit Committee, $10,000, Compensation Committee, $7,500 and Nominating Committee, $2,500. The Company does not pay nonemployee directors additional fees for attendance at meetings of the Company’s Board and committees that meet on the same days as their Bank counterparts. Messrs. Bullard and Cooper, who live in Point Clear, Alabama, and Mr. Nickelsen, who lives in Pensacola, Florida, also serve as the Board’s representatives on advisory boards located in those cities. Their participation permits them to give guidance to, and assess the performance of, Whitney’s regional management in those markets. They receive per diem compensation and, in Florida, an annual retainer for this participation, which vary depending on the market, but which are less than the per diem and annual retainer amounts they receive for attending the Company’s Board and committee meetings. In 2007, Messrs. Bullard, Cooper and Nickelsen received aggregate amounts of $5,000, $3,000 and $4,350, respectively, for their service on advisory boards, which amounts are included in the Fees Earned or Paid in Cash columns in the 2007 Directors Compensation table below.
     Equity and Deferred Compensation. Pursuant to the terms of the Company’s 2001 Directors’ Compensation Plan, each nonemployee director receives annually an award of 675 shares of common stock and 4,500 stock options. Directors may elect to defer all or part of their annual stock awards and fees. Any deferred amounts are credited to a bookkeeping account maintained for each director. Directors can allocate deferred amounts among an equity fund, S&P 500 Index Fund, a fixed income fund, a money market fund and credits representing shares of the Company’s common stock. Earnings and losses based on the performance of the selected investments are periodically credited to each director’s account. Plan benefits are distributed as designated by each director, which is usually after the director is no longer on the Board. Benefits are equal to the amount credited to a director’s account at the time of distribution. Amounts credited to the Company’s common stock fund are distributed in shares of common stock.

2007 DIRECTOR COMPENSATION

	Fees Earned or Paid	Stock
Name	in Cash (1)	Awards (2)	Option Awards (3)	Total
Joel B. Bullard, Jr.	$66,625	$20,317	$27,765	$114,707
James M. Cain (4)	17,375	—	—	17,375
Angus R. Cooper, II	81,500	20,317	27,765	129,582
Richard B. Crowell	63,750	20,317	27,765	111,832
William A. Hines	67,750	20,317	27,765	115,832
E. James Kock, Jr.	37,750	20,317	27,765	85,832
Alfred S. Lippman	72,750	20,317	27,765	120,832
Michael L. Lomax	46,250	20,317	27,765	94,332
Eric J. Nickelsen	96,500	20,317	27,765	144,582
John G. Phillips	47,750	20,317	27,765	95,832
Kathryn M. Sullivan	52,250	20,317	27,765	100,332
Dean E. Taylor	81,500	20,317	27,765	129,582
Thomas D. Westfeldt	77,500	20,317	27,765	125,582

(1)	Includes amounts deferred pursuant to the Company’s 2001 Directors’ Compensation Plan, described below.

(2)	Reflects the grant date fair value of an award of 675 shares of common stock, based on the closing price of the Company’s common stock ($30.10) on the date of grant (June 30, 2007). These awards were fully vested upon grant, and therefore 100% of the grant date fair value was recognized as an expense for financial statement reporting purposes for 2007 in accordance with SFAS 123R. The fair value of the stock awards was based on the fair market value of the common stock as of the grant date. The total number of shares of common stock owned by each of the directors is set forth in the Beneficial Ownership of Directors and Management on page 6 of this proxy statement.

(3)	Reflects the grant date fair value of an award of 4,500 stock options. These awards were fully vested upon grant, and therefore 100% of the grant date fair value was recognized as an expense for financial statement reporting purposes for 2007 in accordance with SFAS 123R. The fair value of the stock options was estimated as of the grant dates using the Black-Scholes option-pricing model. The assumptions made in valuing the options include a weighted-average expected annualized volatility of 21.17%, a weighted-average option life of seven years, an expected annual dividend yield of 3.50% and a weighted-average risk-free interest rate of 4.96%. The aggregate number of options outstanding and held by each director as of December 31, 2007 is set forth in the Beneficial Ownership of Directors and Management on page 6 of this proxy statement.

(4)	Mr. Cain retired from the Board on April 25, 2007.

EQUITY COMPENSATION PLAN INFORMATION
     The following table summarizes certain information regarding the Company’s equity compensation plans as of December 31, 2007. Our shareholders previously approved the underlying compensation plans, which are more fully described in Note 16 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007.

	(a)	(b)	(c)
Number of securities
	Number of securities	Weighted-average	remaining available
	to be issued upon	exercise price of	for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
Plan category	warrants and rights	and rights	reflected in column (a))
Equity compensation plans approved by shareholders	2,904,765 (1)	$26.44 (2)	2,941,016 (3)
Equity compensation plans not approved by shareholders	—	—	—
Total	2,904,765	$26.44	2,941,016

(1)	The total includes an aggregate of 2,434,978 shares that can be issued on the exercise of options held by employees. 185,450 shares are subject to options granted under the 2007 Long-Term Compensation Plan (2007 LTCP), 1,152,656 shares are subject to options granted under the 2004 Long-Term Incentive Plan (2004 LTIP), and 1,096,872 shares are subject to options granted under the 1997 Long-Term Incentive Plan (1997 LTIP). The total also includes an aggregate of 378,000 shares that can be issued on the exercise of options held by nonemployee directors of the Company. These options were granted under the Directors’ Compensation Plan, as amended and restated.

Also included in the total are 91,787 common stock equivalent units held in deferred compensation accounts maintained for certain of the Company’s directors, which must eventually be distributed as shares of common stock of the Company. As allowed under the Directors’ Compensation Plan, certain nonemployee directors have deferred receipt of annual stock awards and fees, and the value of these deferrals has been credited to a bookkeeping account maintained for each director. The value of an account is indexed to the performance of one or more investment options specified in the plans. One of the investment options is equivalent units of the Company’s common stock. This option is mandatory for deferred stock awards and was extended by the Directors’ Compensation Plan to deferred compensation account balances maintained under a prior deferred compensation plan. The number of common stock equivalent units allocated to a director’s account for each deferral is based on the fair market value of the Company’s common stock on the deferral date. The common stock equivalent units are deemed to earn any dividends declared on the Company’s common stock, and additional units are allocated on the dividend payment date based on the Company’s common stock’s fair market value.

(2)	Represents the weighted-average exercise price of options granted under the 2007 LTCP, the 2004 LTIP, the 1997 LTIP, and the Directors’ Compensation Plan. It does not include the per share price of common stock equivalent units held in deferred compensation accounts for the benefit of nonemployee directors. These units are allocated to accounts based on the fair market value of the Company’s common stock on the date of each account transaction.

(3)	Under the 2007 LTCP, the Company is authorized to make awards with respect to a maximum of 3,200,000 of its common shares. The 2007 LTCP provides for the award of options, stock appreciation rights, restricted stock and restricted stock units that represent common shares, as well as other stock-based awards that the Compensation Committee deems consistent with the plan’s purposes. Of the total shares authorized, the Company can make awards with respect to a maximum of 2,400,000 shares in the form of full-value awards (i.e., awards other than in the form of stock options or stock appreciations rights and which are settled in stock). A maximum of 1,000,000 shares may be issued upon exercise of incentive stock options awarded under the 2007 LTCP. At December 31, 2007, the Company could make future awards under the 2007 LTCP with respect to 2,560,875 shares of its common stock, of which 1,946,325 can be under full-value awards. No incentive stock options had been awarded under the 2007 LTCP as of December 31, 2007. This total has been reduced by the maximum number of shares that could be issued with respect to performance-based awards under the 2007 LTCP for which the performance measurement period was not completed by December 31, 2007.

Under the Directors’ Compensation Plan as originally implemented, the Company is authorized to make awards of stock options or common stock and allocations of common stock equivalent units with respect to the lesser of either 1,687,500 common shares or 3% of its issued and outstanding common stock, as determined from time to time. The Board subsequently amended the plan to reduce the authorized shares to no more than 937,500. At December 31, 2007, the Company could make future awards or allocations of common stock equivalent units under the plan with respect to 380,141 shares of its common stock.
COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
     In 2007, the members of the Compensation Committee were Messrs. Phillips (Chairman), Cooper, Lomax, Nickelsen and Taylor, none of whom served as an officer or employee of the Company during the 2007 fiscal year, nor at any time prior thereto. During 2007, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K, and none of our executive officers served on the compensation committee (or its equivalent) or the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.
TRANSACTIONS WITH RELATED PERSONS
     The Bank has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families and their associates. The Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and the loans did not involve more than the normal risk of collectibility or present other unfavorable features.
     The Bank employs several relatives of directors and executive officers, including two employees who were paid or otherwise earned compensation during 2007 exceeding $120,000 in the aggregate.
     Leonard J. Marks, the son of William L. Marks, our Chairman of the Board and Chief Executive Officer during 2007, is employed by the Bank as a commercial lender. During fiscal 2007, the Bank paid Leonard Marks cash compensation and a restricted stock unit award aggregating $122,685, which included a bonus paid in 2007 relating to his performance in 2006 and a restricted stock unit award in 2007. In addition, Jay R. Exnicios, the brother of Joseph S. Exnicios, one of our executive officers, is employed by the Bank as a regional market manager. During fiscal 2007, the Bank paid Jay Exnicios cash compensation and a restricted stock unit award aggregating $148,886, which included a bonus paid in 2007 relating to his performance in 2006, a bonus paid in 2008 relating to his performance in 2007 and a restricted stock unit award in 2007. Both Messrs. Marks and Exnicios received coverage under the Bank’s employee benefit plans, generally available to all similarly situated Bank employees.
     Our written Corporate Governance Guidelines require that we review all transactions that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Our Board has approved a written Audit Committee Charter, which assigns to the Audit Committee the duty to ascertain that there is an ongoing review process of all Related Party Transactions for potential conflicts of interest and that any such transactions that are noted are approved by the Audit Committee.
     The Company conducts virtually all of its business activities through the Bank, whose business activities primarily consist of offering deposit accounts, making loans and engaging in a trust business and, through Bank subsidiaries, offering securities and insurance products. While Section 402 of the Sarbanes-

Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by a depository institution, such as the Bank that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course with the Bank. With respect to lending activities, the Company has a special written policy governing affiliate and insider lending transactions. This policy prohibits extensions of credit to “insiders” as defined in the policy, unless the extension of credit is:
•	made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with members of the general public; and

•	does not involve more than the normal risk of repayments or present other unfavorable features.
     Under this policy, Audit Committee prior approval is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds a specified dollar threshold and does not meet the criteria noted above or which becomes a past due, non-accrual, or restructured loan or a potential problem as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the Board must approve in advance any extension of credit to any director or executive officer or any of their covered entities that exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion of the extension of credit.
     In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Bank may make extensions of credit to an executive officer:
•	in any amount to finance the education of his or her children;

•	in any amount to finance or refinance the purchase, construction, or renovation of a residence when secured by a first lien on the residence;

•	in any amount provided that the extension of credit is secured by U.S. Government obligations, or a perfected security interest in a segregated deposit account of the Bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.
     Regulation O requires that all extensions of credit to executive officers must be (1) promptly reported to the Board; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the Bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.
     In order to promote compliance with applicable laws, regulations and rules pertaining to “insider” lending transactions discussed above, the Bank has appointed an officer (the Regulation O Officer) to assist bankers in identifying and reviewing pertinent transactions on all identified “insiders.” The Regulation O Officer annually receives lists of all directors and executive officers of the Company and the Bank and any other subsidiaries from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information provided includes the names of these individuals and their family members, as well as the names of their related interests, which are referred to as “covered entities,” and is put together based on questionnaires submitted by our directors and executive officers to the Corporate Secretary, as well as information available from public databases and the Bank’s records. The Bank’s lender managing a proposed extension of credit to an “insider” is responsible for confirming that the proposed extension of credit is in compliance with the Bank’s policy on insider transactions. The Regulation O Officer will promptly notify our Corporate Secretary and the chairman of our disclosure committee in the event the Regulation O Officer detects an extension of credit to an “insider” that appears to violate these policies.
     The Corporate Secretary has written procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions, or that might impair a nonemployee director’s independence under SEC rules or Nasdaq listing requirements. These procedures include director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any Related Party Transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a nonemployee director from meeting Nasdaq or SEC independence requirements to the Board.
     To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Employee Code of Conduct and Standard of Ethics, the Code of Ethics and Conduct for Senior Financial Officers and Executive Officers, and the Code of Business Conduct and Ethics for the Board of Directors. These codes, which are available on the Corporate Governance page of our website at www.whitneybank.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, encourage covered persons to seek advice to avoid conflicts of interest, and provide that banking and business relationships between directors, executive officers, and their family members and their entities and us be on nonpreferential terms and in the ordinary course of business. Employees are also prohibited from handling any customer or vendor relationship involving themselves, their family members or a “covered entity” associated with an employee or their family members. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and is required to report its findings of violations to the Board for further action.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file with the SEC initial reports of ownership of the Company’s stock, as well as reports of changes in ownership. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished in the most recent fiscal year and on written representations from executive officers and directors to the Company, all required filings by such persons were timely made during 2007, except that a Form 4 filing for Richard Crowell was one day late because his broker failed to follow Mr. Crowell’s instructions to arrange for the timely filing of the Form 4.
AUDITORS
     The Company’s Audit Committee selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2007. As part of its role in the oversight of the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to preapprove all audit and permissible nonaudit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee preapprove the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within preapproved fee levels. Unless otherwise provided, such preapprovals shall remain in effect for 12 months. The Audit Committee may revise the list of defined generally preapproved services from time to time. Provided that such services would not impair the independent registered public accounting firm’s independence, the Audit Committee may also grant general preapproval to other permissible nonaudit services classified as “all other services.” Preapproval may be granted by action of the full Audit Committee or, in the absence of such action, by one or more members of the Audit Committee. Any preapproval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2007, the Audit Committee preapproved all nonaudit services provided by PricewaterhouseCoopers LLP.

Audit Fees
     For 2007 and 2006, the Company and its subsidiaries incurred aggregate fees of $684,300 and $711,018 respectively, payable to PricewaterhouseCoopers LLP for the audits of the consolidated financial statements of the Company and its subsidiaries, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Sarbanes-Oxley Act of 2002 Section 404 and FDICIA.
Audit-Related Fees
     For 2007 and 2006, the Company and its subsidiaries incurred aggregate audit-related fees of $203,025 and $173,600 respectively, payable to PricewaterhouseCoopers LLP, for assurance and related services for employee benefit plan audits, Statement on Auditing Standards (SAS) 70 procedures and agreed upon procedures engagements. One hundred percent of the audit-related fees paid to PricewaterhouseCoopers LLP in 2007 and 2006 were preapproved by the Audit Committee.
Tax Fees
     Neither the Company nor any of its subsidiaries paid fees for tax services to PricewaterhouseCoopers LLP for the fiscal years 2007 and 2006.
All Other Fees
     Neither the Company nor any of its subsidiaries paid fees for any other services to PricewaterhouseCoopers LLP for the fiscal year 2007. For 2006, the Company and its subsidiaries paid PwC Product Sales LLC, an affiliate of PricewaterhouseCoopers LLP, $43,000 for licensing of software utilized by Internal Audit.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) preapprove all audit or permissible nonaudit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible nonaudit services. The Audit Committee monitored management’s evaluation of the effectiveness of internal control over financial reporting and retained and monitored the activities of the independent registered public accounting firm. The Audit Committee also oversees the Company’s procedures for the receipt, retention, and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters and reviews Related Party Transactions for potential conflicts of interest. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Corporate Governance page on our website at www.whitneybank.com. The Committee is in compliance with the Audit Committee Charter, which was approved by the Committee and the Board.
     Management has the primary responsibility for the financial statements and reporting processes including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2007, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2007. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
     The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and the matters required to be communicated by SAS 61, as amended, “Communication with Audit Committees” and applicable Public Company Accounting Oversight Board (PCAOB) standards. The Audit Committee has also received the written disclosures and letter required by the Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.
     The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also met on a regular basis with management from the departments of Credit Administration, Credit Review, Financial, Legal and Operations & Technology. Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The members of the Audit Committee met by themselves in several executive sessions during 2007 and had separate executive sessions with the independent registered public accounting firm and with the internal auditors.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2008.
Audit Committee of the Board of Directors,
Richard B. Crowell, Chairman
Eric J. Nickelsen, Vice Chairman
Kathryn M. Sullivan
Thomas D. Westfeldt
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our financial statements and to attest to management’s annual report on internal control over financial reporting for 2008. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the year ended December 31, 2007. The firm is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.
     PricewaterhouseCoopers LLP representatives are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
     We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2008. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE BOOKS OF THE
COMPANY AND ITS SUBSIDIARIES FOR THE YEAR 2008.
SHAREHOLDER COMMUNICATIONS
     The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is available to shareholders on the Corporate Governance page on our website at www.whitneybank.com.
SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
     For any shareholder proposal to be considered for inclusion in our proxy statement and proxy for the 2009 Annual Meeting of Shareholders, we must receive the written proposal at our principal executive office no later than November 17, 2008. Any shareholder proposal not received at the Company’s principal executive offices by January 31, 2009, which is 45 calendar days before the one-year anniversary of the date the Company mailed this proxy statement to shareholders, will be considered untimely and, if presented at the 2009 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.
OTHER MATTERS
     We do not know of any matters to be presented at our 2008 annual meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.
By order of the Board of Directors,
/s/ John C. Hope, III
John C. Hope, III
Chairman of the Board, President and
Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS OF
WHITNEY HOLDING CORPORATION
April 23, 2008

PROXY VOTING INSTRUCTIONS

VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll free 1-800-776-9437 and follow the instructions. Have your access number, located to the right of the gray shaded block, and your proxy card available when you call.
- or -
VOTE BY INTERNET - Please access the web page “www.voteproxy.com” and follow the on-screen instructions. Have your access number, located to the right of the gray shaded block, and your proxy card when you access the web page.
- OR -
VOTE BY MAIL - Please mark, sign, date and mail your proxy card in the enclosed postage-paid envelope as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.
â  Please detach along perforated line, sign, date and mail in the envelope provided IF you are not voting via telephone or the Internet.   â

20330000000000000000 9	042308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors to serve until the 2013 Annual Meeting or until their successors are elected and qualified:				2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm to audit the books of the Company and its subsidiaries for 2008.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	John C. Hope III
		¡	R. King Milling		TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE.
☐	WITHHOLD AUTHORITY	¡	Thomas D. Westfeldt
FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT
Whether or not you expect to attend the Annual Meeting, your vote is important. If voting by mail, please mark, date, sign and promptly return the attached proxy card in the accompanying postage-paid envelope. No postage is required if mailed in the United States. You may also vote through the Internet or toll-free over the telephone. You may later revoke your proxy and vote in person.
If you return the signed proxy card but do not specify a manner of voting, the proxy will be voted “FOR” Proposals 1 and 2.
Internet Delivery of Proxy Materials Available
Registered shareholders can elect to receive the Company’s future proxy materials, including the annual report on Form 10-K, via the Internet. To elect this method of delivery, simply follow the instructions on the reverse. Shareholders who make this election will be notified by American Stock Transfer & Trust Company via e-mail when the materials are available. You will not be mailed a printed copy of the materials.
Shareholders who do not elect and consent to Internet delivery will continue to be mailed the printed copy of the annual report on Form 10-K, proxy statement, summary annual report and proxy card.
If you plan to attend the Annual Meeting, parking is available at the Whitney Garage. Please use the Gravier Street entrance, bring your parking ticket with you to the meeting and present it to one of the attendants at the registration table to be validated.
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WHITNEY HOLDING CORPORATION
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Lloyd J. Abadie, H. Gerard Erath, John A. Rehage and Charles J. Triay, and each of them, proxies with full power of substitution, to represent and to vote all shares of common stock of Whitney Holding Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held on Wednesday, April 23, 2008, at the Pan American Life Center, 601 Poydras St., 11th Floor, New Orleans, LA, at 10:30 a.m. or at any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and (2) in their discretion upon such other business as may properly come before the meeting.
(Continued and to be signed on the reverse side.)

COMMENTS:

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